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EXHIBIT 11


                          RENAISSANCE SOLUTIONS, INC.


                   COMPUTATION OF EARNINGS PER COMMON SHARE

           (Unaudited - Amount in thousands, except per share data)

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
                                                         Three Months Ended
                                                  March 28, 1997  March 29, 1996
                                                  --------------  --------------
Weighted average number of common and common
equivalent shares outstanding:
   Common stock................................            9,366           7,299
   Stock Options (treasury stock method).......              345             600
                                                  --------------  --------------
     Total.....................................            9,711           7,899
                                                  ==============  ==============
Net income per common share....................           $  .23          $  .10
                                                  ==============  ==============
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